The Hall Group

Certified Public Accountants

June 27, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, N.E.

Washington, D.C. 20549

We have read Item 4 included in the Form 8-K dated June 21,2012 of Iron Eagle Group, Inc. to be filed with the Securities and Exchange Commission. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/

The Hall Group, CPAs

Dallas. Texas